                                 AMENDMENT NO. 2

                                       TO

                      MASTER INVESTMENT ADVISORY AGREEMENT

      This Amendment dated as of February 25, 2005, amends the Master Investment Advisory Agreement (the "Agreement"), dated November 25, 2003, between AIM Treasurer's Series Trust, a Delaware statutory trust, and A I M Advisors, Inc., a Delaware corporation.

                                   WITNESSETH:

      WHEREAS, the parties desire to amend the Agreement to add Premier U.S. Government Money Portfolio;

      NOW, THEREFORE, the parties agree as follows;

      1. Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

                                   "APPENDIX A
                            FUNDS AND EFFECTIVE DATES

NAME OF FUND                                EFFECTIVE DATE OF ADVISORY AGREEMENT
------------                                ------------------------------------
Premier Portfolio                                      November 25, 2003

Premier Tax-Exempt Portfolio                           November 25, 2003

Premier U.S. Government Money Portfolio                February 25, 2005

                                   APPENDIX B
                           COMPENSATION TO THE ADVISOR

      The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

                                PREMIER PORTFOLIO
                          PREMIER TAX-EXEMPT PORTFOLIO
                     PREMIER U.S. GOVERNMENT MONEY PORTFOLIO

NET ASSETS                                                  ANNUAL RATE
All Assets..............................................       0.25%"

      2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

                                                 AIM TREASURER'S SERIES TRUST
                                                 (a Delaware statutory trust)

Attest: /s/ John H. Lively                       By: /s/ Robert H. Graham
        ---------------------------                  --------------------------
           Assistant Secretary                          Robert H. Graham
                                                        President

(SEAL)

                                                 A I M ADVISORS, INC.

Attest: /s/ John H. Lively                       By: /s/ Mark H. Williamson
        ---------------------------                  --------------------------
           Assistant Secretary                          Mark H. Williamson
                                                        President

(SEAL)

                                       3